EXHIBIT 10.3

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 1, 2020 (the “Effective Date”), is being entered into by and between MID-CON ENERGY OPERATING, LLC, an Oklahoma limited liability company (“Services Provider”), and MID-CON ENERGY PARTNERS, LP, a Delaware limited partnership (“MLP”).  Services Provider and MLP may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

A.	MLP is entering into this Agreement as a part of certain recapitalization transactions entered into on the date hereof;

B.

Subject to the terms hereof, MLP desires to engage Services Provider, and Services Provider desires to be engaged by MLP, to provide or cause to be provided the Services (as defined herein) relating to the operations and management of MLP’s business on a transitional basis; and

C.

In furtherance of the transition, Services Provider has agreed to provide, or cause to be provided, to Services Provider certain services for the periods and on the terms and conditions set forth herein.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
definitions and principles of interpretation

1.1	Definitions

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Additional Service” has the meaning set forth in Section 2.6(b).

“AFE” means an authorization for expenditure for capital expenditures with respect to the Properties.

“Affiliate” means with respect to a Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person or such Person's members, shareholders or unit holders.  For purposes of this definition, (i) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through ownership of voting securities, by contract or otherwise and (ii) Services Provider shall not be deemed an Affiliate of MLP or any of its Subsidiaries, and none of MLP or its Subsidiaries shall be deemed an Affiliate of Services Provider.

“Agreement” has the meaning set forth in the preamble.

“Audit Period” has the meaning set forth in Section 3.4(b).

“Budget” means the estimated cost and expenses to perform the Services under this Agreement as further described in Exhibit B hereto.

1

“Budget Amendment” has the meaning set forth in Section 3.1.

“Business Day” means any day, other than a Saturday or Sunday, that commercial banks in Houston, Texas are open for business.

“Claims” means all claims, damages, liabilities, losses, demands, liens, encumbrances, cause of action of any kind or nature, obligations, costs, expenses, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation) or amounts, of any kind or character (excluding any fines and penalties), whether created by law, contract, tort, voluntary settlement or otherwise, or under judicial proceedings or otherwise, or conditions in the premises of or attributable to any Person or Persons or any Party, directly or indirectly arising out of, or incident to or in connection with this Agreement, or the performance, defective performance or non-performance of the Services or any obligation under this Agreement.

“Confidential Information” has the meaning set forth in Section 5.1.

“Contango” means Contango Resources, Inc., a Delaware corporation, or an Affiliate designated by Contango Resources, Inc.

“Contract” means any legally binding, written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Due Date” has the meaning set forth in Section 3.2(b).

“Effective Date” has the meaning set forth in the preamble.

“Excluded Charges” has the meaning set forth in Section 3.2(a).

“Force Majeure” means, with respect to the Party claiming Force Majeure under this Agreement, any natural phenomena that such Party could not reasonably control, or prevent or any human event or a combination of human events that such Party could not reasonably control or prevent, which phenomena or events prevent such Party from performing its obligations under this Agreement.  Force Majeure events shall include the following: (a) a failure of performance of any Third Party, (b) acts of a public enemy, war or threat of war (declared or undeclared) occurring in or involving the United States, revolution, riot, rebellion, insurrection, military or usurped power, state of siege, declaration of a state of emergency or martial law (or any of the events or circumstances that will or may result in the declaration of a state of emergency or martial law), civil commotion, act of terrorism, vandalism or sabotage (in each case occurring in or involving the United States), embargo or blockade, declaration of public calamity (or any of the events or circumstances that will or may result in the declaration of public calamity); (c) politically motivated or otherwise widespread strikes, suspensions, interruptions, work slow-downs or other labor disruptions; (d) explosions, chemical or radioactive contamination or ionizing radiation; (e) air crashes, objects falling from aircraft not otherwise attached to a parachute, pressure waves caused by aircraft or aerial devices traveling at supersonic speed; or (f) epidemics, meteorites, fire, lightning, earthquake, cyclone, hurricane, flood, or other unusual or extreme adverse weather or environmental condition or action of the elements.  A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“Fraud” means an intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty expressly contained herein; provided, that the other Party relied thereon to its detriment.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, county, parish, municipal or other governmental subdivision, or any court or any governmental department, commission, board, bureau, agency or other instrumentality of any federal, state, county, municipal or other governmental subdivision within the United States with authority over the Parties and subject matter in question.

“Hydrocarbons” means oil, gas, casinghead gas, drop gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Invoice” has the meaning set forth in Section 3.2(b).

“Law” means any applicable statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Authority, including the Occupational Safety and Health Administration, the Environmental Protection Agency, the U.S. Federal Energy Regulatory Commission, the U.S. Department of Transportation and the Department of Homeland Security.

“Leases” means the oil and gas leases owned by MLP, together with any overriding royalty interests, mineral fee interests, working interests, net profits interests, carried interests, operating interests, reversionary interests or other estates, and all other right, title and interest of MLP in and to the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments.

“Management Fee” shall have the meaning set forth in Section 3.2(a).

“MLP” has the meaning set forth in the preamble.

“MLP Indemnified Party” has the meaning set forth in Section 7.1(a).

“Month” means a period of time beginning at 12:01 a.m., Central Time (adjusted for Central Daylight Time) on the first day of a calendar month and ending immediately prior to 12:01 a.m., Central Time on the first day of the next succeeding calendar month.

“Operating Agreements” means the joint operating agreements, unit operating agreements and similar operating agreements burdening or relating to the Properties under which Services Provider serves as the “Operator” for the benefit of MLP and the other working interest owners party thereto.

“Overdue Rate” means the rate per annum equal to the lesser of (i) 4% plus the prime rate specified under the caption “Money Rates” in the Wall Street Journal on the date that the applicable payment was required to have been made and (ii) the maximum rate permitted by applicable Laws.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, trust, partnership, limited liability company, association, joint venture, other business enterprise or Governmental Authority.

“Professional Fees Cap” has the meaning set forth in Section 3.2(a).

“Properties” means, collectively, the Leases, Units and Wells owned by MLP or its Subsidiaries as of the Effective Date and all other Leases, Units and Wells, or any interests therein, acquired by or on behalf of MLP during the term of this Agreement that Services Provider has agreed in writing to provide Services with respect thereto.

“Retention and Severance Cap” has the meaning set forth in Section 3.2(a).

“Service Charges” has the meaning set forth in Section 3.2(a).

“Services” means the services, functions and tasks of Services Provider as set forth in the Services Schedule, subject to the exceptions set forth on that Services Schedule.

“Services Agreement” means that certain Services Agreement, entered into as of December 20, 2011, by and among Services Provider, MLP and the other parties thereto.

“Services Period” means, with respect to any Service, the period commencing on the Effective Date and ending on the earlier of (a) the termination specified with respect to such Service on the Services Schedule (if any), as may be extended from time to time in accordance with Section 4.1, and (b) the termination of this Agreement in accordance with Section 4.2.

“Services Provider” has the meaning set forth in the preamble.

“Services Provider Indemnified Party” has the meaning set forth in Section 7.1(b).

“Services Schedule” means the schedule of services attached hereto as Exhibit A, as amended from time to time in accordance with Section 2.6.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Termination Effective Date” means the date of the termination of this Agreement in accordance with the terms hereof.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Units” means all rights, interests in, under or derived from all unitization, spacing, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases and the units created thereby.

“Well” means all oil and gas wells located on any of the Leases or Units together with the other Hydrocarbon, water, observation, CO2, disposal and injection wells owned or controlled by MLP or its Subsidiaries.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)

The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)

Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular and the singular shall include the plural; (iii) all Preamble, Recital, Article, Section, clause and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the terms “date hereof” and “date of this Agreement” mean the date first written above; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” shall mean calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (ix) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(c)

Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d)

Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e)

Unless otherwise specified in this Agreement, all references in this Agreement to (i) any contract, other agreement, document or instrument (excluding this Agreement) mean such contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Agreement mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with its terms.

(f)

With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Article 2
performance of services

2.1	Services; Procurement of Goods and Services; Meetings
(a)

During the term of this Agreement, Services Provider shall provide (directly or through its Affiliates which, immediately prior to the Effective Date, were providing substantially similar services in favor of MLP or its Subsidiaries) to MLP or its Subsidiaries, or, with the prior written approval MLP, shall cause another Person to provide to MLP or its Subsidiaries, the Services set forth on Exhibit A hereto.

(b)

To the extent that Services Provider is permitted to arrange for contracts with any Third Party for goods or services in connection with the provision of Services, Services Provider shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such Third Party such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

(c)

Representatives of Services Provider and MLP shall meet telephonically, or otherwise at a mutually agreeable location, no less than once per Month on a mutually agreeable day and time to discuss the Services performed by Services Provider, the past, current or future operation and development of the Properties and/or any other matters with respect to the Properties or the business of MLP reasonably requested by MLP.

2.2	General Standard of Performance

In performing the Services, Services Provider shall provide (and, to the extent applicable, cause another Person to provide) the Services, subject to the limitations and restrictions set forth in this Agreement, (a) using no less than a reasonable level of care in accordance with standards in the oil and gas industry for performing services similar in scope and nature to the Services; (b) using at least the same level of care, quality, timeliness and skill in providing the Services as Services Provider’s past practice in performing like services for Services Provider, MLP and any of Services Provider’s or MLP’s Affiliates; (c) in accordance with the terms of this Agreement and its obligations hereunder; and (d) in compliance with applicable Laws. Services Provider shall provide personnel to staff and perform the Services, which may be accomplished to the extent necessary by (i) employees of Services Provider or its Affiliates or (ii) Third Parties engaged by Services Provider.

2.3	Limitation on Services and Services Provider’s Authority
(a)

To the extent the Services include services not provided by Services Provider prior to the Effective Date, Services Provider shall use reasonable efforts to provide such Services in accordance with good industry practice and in compliance with Section 2.2.

(b)

Services Provider shall not incur any liens, encumbrances or charges upon or against any of the properties owned or controlled by MLP arising from the provision of Services or materials under this Agreement except as expressly approved or consented to in writing by MLP.

(c)	If Services Provider used or licensed intellectual property owned by any Third Party in the performance of the Services immediately prior to the Effective Date, Services Provider shall, at MLP’s cost, maintain any such licenses and authorizations necessary to authorize Services Provider’s continued use of such intellectual property (directly or indirectly) in connection with the Services.

(d)

Services Provider shall not, solely by virtue of its role as “Services Provider” hereunder, have any direct ownership interest in the Properties (or in any of the equipment, materials or other property related thereto and purchased by (i) MLP directly, (ii) Services Provider on behalf of MLP or (iii) an Affiliate of Services Provider on behalf of MLP), and neither Services Provider nor any Affiliate of Services Provider shall be deemed to have any direct or indirect ownership interest in the Properties (or in any equipment, materials and other property related thereto and purchased by MLP either directly or on behalf of MLP by Services Provider or any of its Affiliates) by virtue of its role as “Services Provider” hereunder or as a result of the terms of this Agreement.

(e)	Notwithstanding anything herein to the contrary, without the prior written consent of MLP, Services Provider shall not:
(i)

cause or direct MLP to enter into any Contract (or make any material modifications, amendments or extensions thereto) (i) with any Affiliate of Services Provider or (ii) with any Third Party, to the extent any such Third-Party Contract is likely to result in annual obligations of MLP in excess of $50,000, in the aggregate;

(ii)	unless otherwise permitted under this Section 2.3, encumber, hypothecate, or mortgage the Properties, or do any act that has the natural and foreseeable consequence of causing any of the foregoing;

(iii)

sell, assign, transfer, surrender or relinquish or farm out the Properties with a fair market value reasonably estimated by Services Provider to exceed $50,000 excluding (i) the sale of equipment no longer used or useful in connection with the operation of the Properties, and (ii) the sale or marketing of Hydrocarbon production attributable to Properties consistent with the terms of this Agreement;

(iv)	purchase or acquire for MLP’s account any additional interests of any kind in oil, gas or other minerals for a cash purchase price or any other consideration in excess of $50,000;

(v)	propose any operation reasonably expected to cost MLP in excess of (i) $50,000 on any individual operation or (ii) $250,000 in the aggregate for all operations proposed by MLP;

(vi)

approve any individual AFE or similar request under any Contract (other than those required under the terms of any Contract) which would reasonably be estimated to require expenditures in excess of (i) $50,000 on any individual operation or (ii) $250,000 in the aggregate for all AFEs or similar requests;

(vii)

terminate or voluntarily relinquish any material permit from any Governmental Authority in respect to the Properties or participate in or acquiesce to any material variation or cancellation of the same;

(viii)	make any regulatory or other filings of any kind with any Governmental Authority that could reasonably be expected to materially adversely affect MLP’s ownership or use of, and the ability to operate, the Properties, except as required by applicable Laws;

(ix)

abandon Wells, dismantle or decommission material personal property, close pits located on the real property that comprises the Properties or restore the surface of such Wells, personal property and pits, except as required by applicable Laws or Contracts;

(x)

settle any litigation or arbitration with respect to MLP or the Properties which requires payment for which MLP is responsible in an amount greater than $50,000 or results in any ongoing adverse liability of such amount to MLP;

(xi)

unless otherwise permitted under this Section 2.3, voluntarily waive or release any material right that could reasonably be expected to materially adversely affect MLP’s ownership or use of, and the ability to operate, the Properties or waive, release, assign, compromise, or settle any material right or claim with respect to any of the Properties;

(xii)	make any affirmative non-consent election with respect to the Properties relating to any individual operation requiring expenditures in excess of $50,000, net to MLP’s interest;

(xiii)	elect to relinquish any Lease or otherwise decline to pay lease maintenance or shut-in payments that would maintain a Lease during the pendency of non-production;

(xiv)	enter into, modify or terminate any hedging obligations with respect to the Properties or MLP; or

(xv)	commit to do any of the foregoing.

2.4	Insurance

During the term of this Agreement and for so long as Services Provider is providing the Services, Services Provider shall carry and maintain insurance coverages for the benefit of MLP with respect to the Services of at least the types and amounts as were carried by Services Provider for the benefit of MLP and its Subsidiaries immediately prior to the Effective Date, including, to the extent in effect immediately prior to the Effective Date, designating MLP and its Subsidiaries as additional insured and loss payee so that said insurance be made to extend to and protect MLP and its Subsidiaries to the same extent Services Provider is covered relative to the Services provided under this Agreement.  All such insurance shall provide, to the extent in effect immediately prior to the Effective Date, that Services Provider’s insurers waive their right of subrogation against MLP and its Subsidiaries.

2.5	Access and Information
(a)

With respect to each Service provided hereunder and to the extent applicable, MLP shall grant, and cause its Subsidiaries to grant, to the personnel and representatives of Services Provider reasonable access during normal business hours to their respective locations, systems, records and information as reasonably necessary for Services Provider to perform its obligations hereunder.  When on the property owned or controlled by MLP, or when given access to any systems, software or networks owned or controlled by MLP, Services Provider shall: (a) comply with applicable policies and procedures concerning health, safety, security, data privacy, confidentiality and data security; (b) comply with MLP’s reasonable directions from time to time relating to such access; (c) not commit waste or damage to MLP’s property or systems; (d) not make material changes or improvements to such property or systems without MLP’s prior written consent; and (e) permit its personnel to be appropriately supervised, directed and/or accompanied during such access as requested by MLP; provided, however, that in each such case: (i) the access of Services Provider shall not unreasonably interfere with any of the business or operations of MLP; and (ii) in the event that MLP reasonably determines that providing such access could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall promptly use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence.

(b)

For each Service, if requested by MLP, Services Provider shall deliver to MLP, to the extent reasonably available, as soon as reasonably practicable, all information received, stored or created for the benefit of MLP in the form in which it exists, whether in electronic and/or hard copy form, as may be reasonably requested.  MLP shall reimburse Services Provider for the reasonable costs of providing such information.

(c)

Services Provider shall grant to the personnel and representatives of MLP reasonable access during normal business hours to its respective locations, systems, records and information as reasonably requested by MLP to facilitate the orderly transition of operatorship contemplated by this Agreement.  When on the property owned or controlled by Services Provider, or when given access to any systems, software or networks owned or controlled by Services Provider, MLP shall (and shall direct its Subsidiaries and its and their representatives to): (a) comply with applicable policies and procedures concerning health, safety, security, data privacy, confidentiality and data security; (b) comply with Services Provider’s reasonable directions from time to time relating to such access; (c) not commit waste or damage to Services Provider’s property or systems; (d) not make material changes or improvements to such property or systems without Services Provider’s prior written consent; (e) permit its personnel and representatives to be appropriately supervised, directed and/or accompanied during such access as requested by Services Provider; provided, however, that in each such case: (i) the access of MLP shall not unreasonably interfere with any of the business or operations of Services Provider; and (ii) in the event that Services Provider reasonably determines that providing such access could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall promptly use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence.

2.6	Changes to Services; Additional Services
(a)

MLP may, upon written notice to Services Provider, request reasonable changes and/or modifications in the manner in which a Service is performed (e.g., frequency, schedule, delivery methods).  Services Provider agrees that it will not unreasonably withhold, condition or delay its consent to any such requests for reasonable changes and/or modifications, provided that MLP agrees to pay or reimburse Services Provider for any increase in costs attribute to such changes and/or modifications.  To the extent the Parties mutually agree on the scope and applicable terms of any such changes and/or modifications, and any increase in costs relating thereto, Services Provider shall implement such changes and/or modifications as agreed (and if the implementation timeline is not explicitly agreed, each Party shall use commercially reasonable efforts to implement such changes and/or modifications in a timely manner) and prepare a Budget Amendment, if applicable, to reflect such changes.

(b)	During the term of this Agreement, MLP may request Services Provider to perform, or cause to be performed, a service that is not included on Exhibit A (an “Additional

Service”) by delivering to the Services Provider a written communication requesting such Additional Service and proposing the additional fees that would be paid for such Additional Service.  The Parties will discuss in good faith any such request and, if following such good faith discussions, the Parties mutually agree that such Additional Service should be provided, and agree upon the additional fees to be paid by MLP, the Parties shall amend the Services Schedule and the Budget by the addition of such specification based on agreed terms, and such Additional Service shall thereupon be a Service for all purposes hereunder.

2.7	Cooperation; Relationship of the Parties
(a)

The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services and payment for such Services; provided, however, that this Section 2.7(a) shall not be construed as limiting a Party’s rights under this Agreement, and, for the avoidance of doubt, shall not obligate a Party to agree to changes to the Services or the Budget.

(b)

Each Party (including its employees) shall act solely as an independent contractor of the other Party.  Neither Party nor its representatives are an employee, officer, agent, partner, business representative or legal representative of, or joint venturer with, the other Party.  Neither Party has authority to assume any obligation on behalf of the other Party and neither Party shall hold out to third parties that it has any authority to do so or take any action that might mislead or confuse third parties in this regard.  Nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit any other Party.

2.8	Operatorship; Successor Operator; Certain Conditions of Service
(a)

Effective July 1, 2020, except as set forth below in this Section 2.8(a), Services Provider will resign as “operator” of the Properties under the Operating Agreements, and the Parties will (to the extent of their power and authority to do so) cause Contango to become the successor operator of the Properties as of that date.  The Parties agree to cooperate to provide the appropriate notices, votes, consents and other approvals that are necessary or appropriate in order to cause such actions to occur.  Services Provider agrees to support MLP’s efforts to designate Contango as the successor operator of such Properties, including, to the extent applicable, by using commercially reasonable efforts to assist MLP in securing the affirmative vote of any Third Party working interest owners under the Operating Agreements. Each of Services Provider and MLP agrees to from time to time execute and deliver to the other such documents and do and cause to be done, such other acts as may be reasonably requested by the other to facilitate (i) Services Provider’s resignation as “operator” and the appointment of Contango as the designated successor operator, each effective as of July 1, 2020 and (ii) the transfer, in favor of Contango, of any assets (inclusive of any transferrable permits and licenses) owned or controlled by Services Provider and held solely for the benefit of MLP or its Subsidiaries or the joint account under any Operating Agreement.  Notwithstanding the foregoing, Services Provider shall not resign as operator with respect to the Operating Agreement covering the “Culp Draw” Property located in Wyoming, and this Section 2.8(a) shall not apply with respect to such Property commonly referred to as the “Culp Draw”.

(b)

All personnel involved in the provision of Services by Services Provider or its Affiliates or contractors shall be responsible to Services Provider.  The selection of such employees and contractors, and their hours of labor, shall be determined by Services Provider.  Subject to, and without limiting MLP’s rights and remedies in, Section 4.2, Services Provider shall have the right to hire or dismiss full time or part time personnel for any position with respect to the Services.
(c)

Notwithstanding anything herein to the contrary, all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of Services Provider or its Affiliates are the responsibility of Services Provider and its Affiliates.  All such employment arrangements are solely Services Provider’s and its Affiliates’ obligations (including the payment of salaries and employee benefits with respect to such personnel). Notwithstanding anything herein to the contrary, Services Provider shall not take any employment action without MLP’s written consent that could create any liability for MLP, including but not limited to, any obligation pursuant to MLP’s Change in Control Severance Plan.

(d)

Notwithstanding anything herein to the contrary, MLP and Services Provider acknowledge that employees of Affiliates of Services Provider may assist Services Provider in providing the Services hereunder in accordance with the terms hereof and the Budget.

2.9	Subcontractors

Services Provider may not use any subcontractor to perform all or any part of any Service without the prior written consent of MLP, except for those subcontractors used by Services Providers or its Affiliates to provide services to MLP as of the Effective Date; provided that (a) Services Provider shall not be relieved from any of its obligations under this Agreement and Services Provider shall be responsible for the actions of its subcontractors in the performance of the Services to the same extent as if Services Provider had provided such Services; and (b) unless otherwise agreed upon by the Parties in writing, the expense of utilizing any subcontractors in the performance of the Services, to the extent that were not used by Services Providers or its Affiliates to provide services to MLP as of the Effective Date, shall be borne by Services Provider.

2.10	Notices to Third Parties

Services Provider and MLP shall send notices as are reasonably necessary to cause (a) buyers of Hydrocarbons from the Properties to continue to remit the proceeds of such production and (b) co-owners of Properties on which Services Provider provides Services or a designated successor operator takes over operations, as applicable, to continue to remit cash calls and billings to Services Provider for the benefit of MLP during the term of this Agreement.  Prior to the Termination Effective Date, Services Provider and MLP shall send such notices as are reasonably necessary to cause buyers of Hydrocarbons from the Properties to remit the proceeds of such production and to cause co-owners of Properties on which a designated successor operator takes over operations to remit cash calls and billings to Contango for the benefit of MLP, effective at the Termination Effective Date (or as otherwise designated by MLP).

Article 3
PAYMENT; INVOICE

3.1	Budget; Approval of Budget Amendments

The Budget for the Services to be provided to MLP under this Agreement and for services to be provided to MLP under the Operating Agreements in June 2020 is set forth on Exhibit B attached hereto. At any time, Services Provider or MLP may propose written amendments to the Budget for approval by MLP (a “Budget Amendment”) if either Party believes in good faith that the Budget no longer reflects the actual costs and expenses that will be incurred by Services Provider or its Affiliates or permitted contractors, as applicable, to provide the Services in any given Month.  MLP shall have ten (10) days from receipt of a Budget Amendment to approve or reject such Budget Amendment in whole or in part.

Any part of any Budget Amendment which is rejected shall either be deleted or resubmitted at the direction of MLP.  Services Provider shall then have ten (10) days to resubmit (if it so elects) any Budget Amendment for approval.  MLP shall have five (5) days from the date the Services Provider resubmits any such Budget Amendment for approval to approve or reject such re-submitted Budget Amendment.  Failure of MLP to timely respond to any proposed Budget Amendment shall be deemed to be a rejection of such Budget Amendment. For the avoidance of doubt, MLP is under no obligation to accept a Budget Amendment.  Any Budget Amendment that is approved by MLP shall be effective as of the date the costs or expenses that are covered by such amendment changed.

3.2	Payment for Services; Invoice
(a)

During the term of this Agreement, MLP shall pay or reimburse Services Provider for Services provided hereunder, without duplication to any amounts payable or reimbursements for costs charged under any Operating Agreement, in an amount equal to all reasonable costs and expenses incurred by Services Provider and attributable to the provision of the Services for any Month, including (x) actual salaries, wages and employee benefits paid by Services Provider to employees and personnel of Services Provider or its Affiliates or permitted contractors in proportion to the percentage of such employee’s and personnel’s time that is dedicated to the provision of the Services in accordance with the terms and conditions of this Agreement, (y) any necessary overtime, and (z) the actual cost to maintain any licenses or authorizations necessary for Services Provider’s continued use of intellectual property in connection with the Services (“Service Charges”); provided, however, with respect to the foregoing clauses (x), (y) and (z), such amounts shall not exceed 110%  of the amount identified with respect to such employee and personnel for such Month in the Budget.  Notwithstanding the foregoing, except as to the Management Fee described below, no overhead under any Operating Agreement shall be charged by Services Provider or any its Affiliates, as applicable, to MLP or any of its Subsidiaries.  Other than the immediately preceding limitation on overhead charges to MLP, nothing in this Agreement shall amend or otherwise modify the terms of the Operating Agreements.  For the avoidance of doubt, Service Charges shall exclude (except as specifically set forth below in this Section 3.2(a)) (i) any costs, expenses and liabilities of Services Provider relating to its overhead, severance expenses to the extent above the Retention and Severance Cap (as defined below), discretionary bonus payments and taxes assessed against Services Provider; (ii) any increase or change to the amounts that Services Provider pays directly or indirectly to its or its Affiliates’ employees and personnel, including salary increases, or any increases to bonuses or benefits paid or incurred by Services Provider; (iii) indirect costs and expenses incurred by any Affiliate of Services Provider that are not Service Charges and reflected in the Budget; (iv) other than the Management Fee described below, overhead charged under any Operating Agreement; and (v) any other normal and customary expenses and costs of Services Provider and its Affiliates that are classified as Services Provider’s overhead costs, including Third Party consulting fees, rent, supplies, travel and entertainment, insurance, accounting and legal fees of Services Provider to the extent above the Professional Fees Cap, Third Party engineering and broker fees (collectively, “Excluded Charges”).  Services Provider (or its Affiliates) shall be solely responsible for the payment of all Excluded Charges. If any material out-of-pocket costs and expenses incurred by Services Provider in relation to the Services are anticipated to exceed amounts set forth therefor in the Budget, Services Provider will submit an approval request to MLP prior to spending the out-of-pocket expenses (such approval not to be unreasonably withheld).  In addition to the Service Charges, MLP shall pay or reimburse Services Provider for (x) a management fee equal to eight percent (8%) of the sum of (A) the Service Charges, plus (B) the charges to MLP by Services Provider under the Operating Agreements (the “Management Fee”), which Management Fee shall be paid by MLP to Services Provider on or before December 1, 2020, together with interest on the

Management Fee at a per annum rate equal to six percent (6%) from the date each such Service Charge was due until December 1, 2020, and twelve percent (12%) thereafter until such Management Fee is paid; (y) Services Provider’s reasonable out of pocket costs in connection with the recapitalization transactions described in the recitals of this Agreement, including professional fees of its external legal, accounting and financial advisors, in an aggregate amount not to exceed $100,000 (the “Professional Fees Cap”), (z) retention and severance payments made to employees of Services Provider necessary to provide the Services on behalf of MLP in an aggregate amount not to exceed $155,000 (the “Retention and Severance Cap”); provided, however, to the extent Services Provider is in material breach of any material covenant or obligation of Services Provider contained in this Agreement, and Services Provider fails to cure such breach within thirty (30) days after receiving written notice thereof from MLP, then MLP shall not be obligated to pay that portion of the Management Fee, or any interest thereon, that relates to such breach.

(b)

MLP shall pay the Service Charges and other amounts due under this Agreement and the amounts due from MLP under the Operating Agreements as incurred or otherwise as specifically set forth in this Agreement.  For any other amounts due under this Agreement that are not paid as incurred or on a date otherwise specifically set forth in this Agreement, then on or before the fifteenth (15th) day following the end of each Month, Services Provider shall tender to MLP an invoice setting forth the amounts due for such prior Month (the “Invoice”).  The Invoice shall include supporting documentation, information and calculations that substantiate the costs and expenses described in the Invoice, in form and detail reasonably satisfactory to MLP. MLP shall pay in full the undisputed amounts set forth in the Invoice on or before the tenth (10th) day following receipt of the Invoice by MLP (the “Due Date”); provided, however, if the Due Date is on a Saturday, Sunday or a federal holiday, the Due Date shall be the succeeding Business Day.

(c)

MLP may object in good faith to any Invoice (or any portion thereof) at any point up to and including the Due Date.  If MLP desires to make such an objection, it must provide written notice of such objection to Services Provider with such notice describing the dispute in reasonable detail, including any alleged errors in charges and attaching written documentation to reasonably support such objection. The Parties shall work together in good faith to resolve any dispute regarding an Invoice; provided, if the Parties fail to agree on the existence or amount of any such adjustment within thirty (30) days following Services Provider’s receipt of MLP’s written notice delivered pursuant to this Section 3.2(c), the Parties may submit the dispute to an independent third-party regionally or nationally recognized auditing firm that is mutually agreeable to the Parties. The Parties shall cooperate with such auditing firm and each Party shall provide access to its books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties.

(d)

If any undisputed amount due under an Invoice remains unpaid for more than ten (10) days following MLP’s receipt of such Invoice, Services Provider shall have the right to immediately suspend or discontinue Services hereunder until any such undisputed past-due amount is paid in full.

(e)

If MLP fails to pay the undisputed amount of any Invoice within ten (10) days after MLP’s receipt of such Invoice, interest on such amounts will accrue from the Due Date through, and including, the date MLP actually makes payment for the undisputed amount, at the Overdue Rate.

(f)	All references in this Agreement to an “undisputed amount” mean amounts that are not disputed in good faith in accordance with the procedures set forth in Section 3.2(c).

3.3	Limitation on Charges

The Parties acknowledge that MLP shall not be required to pay for or reimburse Services Provider for any Excluded Charges.

3.4	Audits
(a)	MLP shall have the right to audit costs, expenses and fees charged to MLP and other accounting records prepared or maintained by Services Provider under this Agreement.
(b)

Upon not less than five (5) Business Days’ prior written notice to the Services Provider, MLP shall have the right to audit (or cause to be audited) the Services Provider’s books and records maintained during the term of this Agreement (the “Audit Period”).  MLP shall provide Services Provider a written notice of any Claims for all discrepancies disclosed by said audit and related to the Audit Period.  The cost of each such audit shall be borne solely by MLP.  Any such audit shall be conducted in a manner reasonably designed to limit inconvenience and disruption to the operations of the Services Provider.  Unless otherwise mutually agreed, any audit shall be conducted at the principal office of the Services Provider or at such other place as the books and records of the Services Provider related to the Services are maintained.

(c)

At the conclusion of an audit, the Parties shall endeavor to settle outstanding matters expeditiously.  To this end, MLP will make a reasonable effort to prepare and distribute a written report to the Services Provider as soon as reasonably practicable and in any event within thirty (30) days after the conclusion of an audit under this Section 3.4(c).  The report shall include all Claims arising from such audit together with comments pertinent to the operation of the accounts and records.  Services Provider shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than thirty (30) days after delivery of the report.

(d)

All adjustments resulting from an audit agreed to between the Parties shall be reflected promptly in Services Provider’s books and records.  If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Parties within thirty (30) days.

(e)

MLP and its Affiliates (and any of their respective representatives and agents) shall have the right at any reasonable time to inspect and/or observe Services Provider’s performance of the Services; provided that any such inspections or observations shall be conducted in a manner as to not interfere with the operations of Services Provider or its Affiliates.

Article 4

TERM AND TERMINATION

4.1	Term

This Agreement shall become effective as of the Effective Date and, subject to its prior termination with respect to any Service in accordance with this Article 4, shall be in effect until the earlier of (x) ninety (90) days after the Effective Date and (y) the date on which the Services Period for each Service has expired (or otherwise been terminated by mutual agreement of the Parties); provided that the Parties may, but shall not be obligated to, mutually agree to extend the Services Period for any Service by written agreement. The Parties acknowledge the transitional nature of the Services.  Accordingly, each Party agrees to cooperate in good faith with the other Party, and to use commercially reasonable efforts, to effectuate the transition of each Service with respect to MLP as promptly as reasonably practicable, but in no event later than the end of the applicable Services Period.  Each Party agrees to use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate and make effective such transition or termination of Services in accordance with this Agreement.

4.2	Termination.
(a)

MLP shall have the right at any time during the applicable Services Period to (i) terminate the receipt of any individual Service (or portion thereof) or (ii) reduce any of the Services, in each case, with such termination or reduction effective thirty (30) days after giving written notice to Services Provider.

(b)

Notwithstanding anything herein to the contrary, the Parties may terminate this Agreement by mutual written agreement at any time, the Parties may terminate any Service by mutual written agreement at any time and this Agreement shall terminate upon its having been terminated with respect to all Services.

4.3	Effect of Termination

Notwithstanding anything to the contrary in this Agreement, Article 1, Article 3, this Section 4.3, Article 5, Article 7 and Section 8.3 shall survive any termination of this Agreement.  Termination of this Agreement (either as a whole or with respect to any Service) for any reason by any Party shall not relieve the Parties of any obligation which accrued prior to such termination.

Article 5

CONFIDENTIAL INFORMATION

5.1	Confidential Information

Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith, whether furnished on or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, including all copies, reproductions, summaries, analyses or extracts that contain such information (“Confidential Information”), shall be subject to the confidentiality provisions (and exceptions thereto) set forth below:

(a)

MLP and its Affiliates, on the one hand, and Services Provider and its Affiliates, on the other hand, shall keep, and shall cause their respective representatives to keep, confidential, for a period of one year after the Termination Effective Date, all Confidential Information, whether oral or written, concerning the other Party in their possession, their custody or under their control to the extent such Confidential Information (i) is obtained in the course of performing services for the other Party pursuant to this Agreement or (ii) is based upon or is derived from information described in the preceding clause (i), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such Confidential Information to any other Person, except such Party’s representatives or Affiliates, in each case who have a need to know such information and who are bound by confidentiality obligations at least as restrictive as this Section 5.1.  Each Party shall exercise the same care with the other Party’s Confidential Information as it takes to preserve confidentiality for its own similar information.  This Section 5.1 shall not apply to, and Confidential Information does not include, information (A) that has been in the public domain other than as a result of disclosure by the receiving Party or its Affiliates or representatives, (B) that was available to the receiving Party on a non-confidential basis prior to its disclosure under this Agreement, (C) that has been later lawfully acquired from other sources by the receiving Party (provided that such source is not and was not bound by a confidentiality agreement), (D) the use or disclosure of which is permitted by this Agreement or (E) that the receiving Party has agreed in writing may be so used or disclosed.

(b)

If either Party or any of its Affiliates determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, Confidential Information of the other Party (or of its Affiliates) that is subject to the confidentiality provisions of Section 5.1(b), such Party shall promptly notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of Services Provider in seeking any reasonable protective arrangements or other remedies requested by such other Party.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as is reasonably required to be disclosed or provided.

(c)

If a Party so requests in writing, the other Party shall, unless otherwise required by Law, promptly destroy all Confidential Information of the requesting Party in its possession and direct each of its representatives to promptly destroy all Confidential Information of the requesting Party in its possession.  Notwithstanding the foregoing, such Party and its representatives may each retain copies of the Confidential Information for legal retention purposes or to maintain a record of the extent of disclosure hereunder and may retain electronically archived copies.  Confidential Information so retained shall remain subject to the terms of this Agreement.

Article 6
FORCE MAJEURE

6.1	Non-performance

If a Party to this Agreement is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than obligations to make money payments, that Party shall give the other Party prompt written notice of the Force Majeure with reasonably full particulars and the obligations of the Party giving notice, so far as they are affected by Force Majeure, shall be suspended during and to the extent of, but no longer than, the continuance of the Force Majeure event.

6.2	Duty to Mitigate

The Party affected by an event of Force Majeure shall:

(a)	use all reasonable efforts to continue to perform the Services and any other obligations hereunder;
(b)	take all reasonable action to correct or cure the event or condition constituting the Force Majeure;
(c)	use all reasonable efforts to mitigate or limit the adverse effects of the event of Force Majeure and damages to the other Party; and
(d)	provide prompt notice to the other Party of the cessation of the event of Force Majeure.

Article 7

INDEMNIFICATION

7.1	Indemnification
(a)

Indemnification of MLP by Services Provider. Services Provider hereby agrees to defend, indemnify and hold harmless MLP and its respective partners and Subsidiaries and each of their respective officers, managers, directors, employees, representatives and agents (each, an “MLP Indemnified Party”) from and against any and all Claims to the extent arising out of, or relating to (i) Services Provider’s breach of any of express representation or warranty of Services Provider contained in this Agreement (ii) a breach of Services Provider’s express financial or administrative obligation under this Agreement; and (iii) the gross negligence, willful misconduct or Fraud of Services Provider; provided, however, that Services Provider shall have no obligation to defend, indemnity, hold harmless or release any MLP Indemnified Party from any Claims to the extent such Claims arise out of or are related to the gross negligence (whether sole, concurrent, active or passive), willful misconduct, Fraud or any other legal fault, including strict liability, of any MLP Indemnified Parties or any Third Party.  Notwithstanding any other provision hereof, Services Provider shall in no circumstances be liable to MLP Indemnified Parties pursuant to Section 7.1(a)(i) or Section 7.1(a)(ii) in connection with this Agreement in excess of the aggregate amount actually received by Services Provider from MLP pursuant to Section 3.2 during the term of this Agreement.

(b)

Indemnification of Services Provider by MLP. MLP hereby agrees to defend, indemnify and hold harmless Services Provider and its respective members, partners and Affiliates and each of their respective officers, managers, directors, employees, representatives and agents (each, a “Services Provider Indemnified Party”) from and against any and all Claims arising out of, in connection with, or relating to (i) MLP’s or its Affiliates’ breach of any representation or warranty under this Agreement or (ii) breach of MLP’s express financial or administrative obligations under this Agreement; and (iii) except to the extent that MLP is entitled to an indemnity pursuant to Section 7.1(a), all Claims arising out of Services Provider’s performance and provision of the Services in accordance with this Agreement, including as a result of the negligence (whether sole, concurrent, active or passive) and any other legal fault, including strict liability, of any Services Provider Indemnified Parties, Services Provider or any Third Party; provided, however, that MLP will not be required to release or indemnify any Services Provider Indemnified Party from any Claims (A) to the extent such Claims arise out of or are related to the gross negligence, willful misconduct or Fraud of any Services Provider Indemnified Party, or (B) not involving any act or omission by any MLP Indemnified Party that are brought by any Services Provider Indemnified Party against any other Services Provider Indemnified Party.

7.2	Notification of Indemnification Obligation
(a)

For purposes of this Article 7 the term “Indemnifying Party”, when used in connection with particular Claims, shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Claims pursuant to this Article 7 and the term “Indemnified Party”, when used in connection with particular Claims, shall mean the Party or Parties having the right to be indemnified with respect to such Claims by another Party or Party pursuant to this Article 7

(b)	The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim, including a description of the claim in reasonable detail, and the Indemnifying Party shall have the right to assume the investigation and defense of the claim, including employing legal counsel.  If the Indemnifying Party does not promptly assume the investigation and defense of the claim, the Indemnified Party may do so, after providing written notice thereof to the Indemnifying Party, including employing legal counsel of its choice, at the Indemnifying Party’s expense.  In any case, the Indemnifying Party shall pay for or reimburse the Indemnified Party for all court costs, reasonable attorneys’ fees, experts’ fees and other reasonable costs resulting from the investigation or defense of any claims.  If the Indemnifying Party assumes the defense of a claim, the Indemnified Party shall have the right to employ, at its sole expense, separate legal counsel and participate in the defense of the claim; provided, however, that control over the process and authority to compromise such claim shall vest solely in the Indemnifying Party.

7.3	Waiver of Consequential Damages

Notwithstanding anything to the contrary contained herein, neither MLP nor Services Provider nor any of their respective Affiliates or representatives, shall be entitled to consequential, special, incidental, indirect or punitive damages, lost profits, multiple of earnings, diminution in enterprise value or similar items in connection with this Agreement and the Services provided hereunder.  Services Provider and MLP, for themselves and on behalf of their respective Affiliates and representatives, hereby expressly waive any right to consequential, special, incidental, indirect or punitive damages, lost profits, multiple of earnings, diminution in enterprise value or similar items in connection with this Agreement and the transactions contemplated hereby.

Article 8

REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND RESPONSIBILITIES

8.1	Representations and Warranties of Services Provider

Services Provider represents and warrants to MLP as follows:

(a)

Services Provider is a corporation duly formed, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified and/or licensed to the extent and as may be required by applicable Law, and in good standing in the State of Oklahoma.

(b)

Services Provider has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to Services Provider and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)

No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or Third Party is required in connection with the execution, delivery or performance by Services Provider of this Agreement or to consummate any transactions contemplated hereby.

8.2	Representations and Warranties of MLP

MLP represents and warrants to Services Provider as follows:

(a)

MLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and/or licensed to the extent and as may be required by applicable Law, and in good standing in the State of Delaware.

(b)

MLP has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to MLP and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)

MLP has, or before commencing activities in any state or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such state or other jurisdiction required for MLP to commence such activities in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued.

(d)

No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or Third Party is required in connection with the execution, delivery or performance by MLP of this Agreement or to consummate any transactions contemplated hereby.

8.3	Responsibilities of Services Provider
(a)

Services Provider shall keep and maintain proper and complete books and records of accounts, taxes, financial information and all matters pertaining to the Services.  MLP shall have the right to (1) reasonably consult from time to time with the independent accountants and advisors of Services Provider and its Affiliates regarding the Services; (2) reasonably consult from time to time at reasonable times and following reasonable notice, with management of Services Provider at their respective places of business regarding operating and financial matters, so long as such consultation does not unreasonably interfere with the operation of the business of Services Provider, for the purposes of understanding and monitoring the business and financial soundness of Services Provider and its Affiliates; and (3) reasonably consult with any other personnel of Services Provider or its Affiliates; provided in each case (1) through (3) immediately above that (y) MLP shall provide reasonable advance written notice thereof to Services Provider and (z) Services Provider shall be provided an opportunity to participate in all meetings and calls relating thereto and shall be copied on all correspondence and other written material relating thereto.

Article 9

MISCELLANEOUS

9.1	Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, by the Parties with respect to the subject matter hereof that are not fully expressed in this Agreement.  The Parties acknowledge and agree that the Services Agreement has been terminated as of the Effective Date, other than as to any amounts due thereunder as of such date.

9.2	Amendment; Waiver

This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

9.3	Disclaimer of Warranties

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, Services Provider SPECIFICALLY DISCLAIMs ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (A) RELATING TO THE performance of the SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY or fitness for a particular purpose OR RESULTS, (b) relating to the results to be obtained from the services, and (c) that the services are error-free or non-interruptible.  Services Provider is providing the services under this agreement on an “as is” condition and on a “where is” and “with all faults” basis without any warranty whatsoever, legal or conventional.

9.4	Notices

All notices, requests, demands or other communications provided for hereunder shall be in writing.  Notices may be given by personal delivery, by overnight courier, by email, or by certified or registered United Sates mail, return receipt requested.  Except as otherwise expressly provided herein, notice shall be deemed to have been given (a) if by personal delivery, on the date of delivery; (b) if by overnight courier, on the date of delivery by a reputable commercial overnight courier; (c) if by email, on the date that the email is received by the recipient thereof; and (d) if by certified or registered United States Mail, on the date of delivery.  Notices shall be sent to the intended recipient at the addresses set forth below:

To MLP: Mid-Con Energy Partners, LP

Attn:

2431 E. 61st Street, Suite 850

Tulsa, OK 74136

Email:

With a copy to:Sidley Austin LLP

Attention: William J. Cooper

wcooper@sidley.com

With a copy to:Contango Oil & Gas Company

717 Texas Ave., Suite 2900

Houston, Texas 77002

Attn: Wilkie S. Colyer, Jr.

Email:wcolyer@contango.com

With a copy to:Haynes and Boone, LLP

1221 McKinney Street, Suite 40

Houston, Texas 77010

Attn:Austin Elam

Chris Reagen

Email: austin.elam@haynesboone.com

chris.reagen@haynesboone.com

To Services Provider: Mid-Con Energy Operating, LLC

Attn:Randy Olmstead

2431 E. 61st Street, Suite 850

Tulsa, OK 74136

Email:rolmstead@midcon-energy.com

With a copy to:GableGotwals

100 W. 5th Street

Tulsa, OK 74103

Attn:Stephen W. Lake

Email: slake@gablelaw.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and the provision of a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 9.4.

9.5	Assignment; No Third-Party Beneficiaries

This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either MLP or Services Provider (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents will be void.  No assignment or delegation of any obligations hereunder will relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to MLP or Services Provider will also apply to any such assignee unless the context otherwise requires.

9.6	Governing Law

This Agreement, and any instrument or agreement required hereunder (to the extent not expressly provided for therein), shall be governed by and construed in accordance with the Laws of the State of Oklahoma, without reference to conflicts of laws rules or principles that might refer construction to the laws of another jurisdiction.

9.7	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
(a)

Each Party irrevocably consents and agrees that any action, proceeding, or other litigation by or against the other Party or any other Person with respect to any claim or cause of action based upon or arising out of or related to this Agreement or the Services contemplated hereby, shall be brought and tried exclusively in the federal or state courts located in Tulsa County, Oklahoma, and any such legal action or proceeding may be removed to the aforesaid courts.  By execution and delivery of the Agreement, each Party irrevocably submits to the exclusive jurisdiction of such courts and hereby submits to the jurisdiction of such courts, and waives (a) any objection which it may now or hereafter have to the laying of venue with respect any such action, proceeding, or litigation arising out of or in connection with this Agreement or the Services contemplated hereby brought in the aforesaid courts, and (b) any right to stay or dismiss any such action, proceeding, or litigation brought before the aforesaid courts on the basis of forum non-conveniens.  Each Party further agrees that personal jurisdiction over it may be affected by service of process by certified mail, postage prepaid, addressed as provided in Section 9.4 of this Agreement.

The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which either Party may now or hereafter have to the laying of venue of any such action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)

Each of the Parties hereby consents to process being served by any other Party in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.4; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c)

Each Party to this Agreement waives any right to trial by jury in any action or proceeding in respect of any claim arising out of or relating to this Agreement or the relationship of the Parties hereunder.

9.8	Severability

In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

9.9	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the Parties.

9.10	Timing

All dates and times specified in this Agreement are of the essence and shall be strictly enforced.  Except as otherwise specifically provided in this Agreement, all actions that occur after the 5:00 p.m. local time on a given day shall be deemed for purposes of this Agreement to have occurred at 9:00 a.m. on the following day.  In the event that the last day for the exercise of any right or the discharge of any duty under this Agreement would otherwise be a day that is not a Business Day, the period for exercising the right or discharging such duty shall be extended until the 5:00 p.m. local time on the next succeeding Business Day.

9.11	Further Assurances.

From time to time after the Effective Date, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to carry out the purposes contemplated hereby.

9.12	Fulfillment of Obligations

Any obligation of either Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

MID-CON ENERGY OPERATING, LLC, an Oklahoma liability company
By:	/s/ Charles R. Olmstead
Charles R. Olmstead
Chief Executive Officer

MID-CON ENERGY PARTNERS, LP, a Delaware limited partnership By: MID-CON ENERGY GP, LLC, a Delaware limited liability company its general partner
By:	/s/ Charles L. McLawhorn, III
Charles L. McLawhorn, III
Vice President, General Counsel and Secretary

[Signature Page to Transition Services Agreement]

Exhibit A

SERVICES SCHEDULE

The “Services” to be provided by Services Provider in accordance with the terms and conditions of the Agreement shall include the following functions with respect to Services Provider; provided, however, that, notwithstanding the following descriptions or any other provisions hereof, (i) the Services shall not be deemed to include any services provided by Services Provider pursuant to the terms of the Operating Agreements and (ii) to the extent MLP, Contango or their respective Affiliates hire employees of Services Provider or its Affiliates, the Services (and corresponding Service Charges) shall be reduced by the Services that such hired employees would have performed had they remained employees of Services Provider or its Affiliates.  Subject to the foregoing, Services Provider shall:

Function	Description of Service
Management

Administer and manage the Properties and advise MLP concerning operation, maintenance, administration, management, exploration, development, production, and marketing with respect to the Properties.  Services Provider shall provide the following services in respect of the management of the Properties as may be reasonably requested by MLP: (a) recommending to MLP and, at MLP’s direction, taking actions determined to be necessary to cause MLP to satisfy its obligations under applicable Law and permits and any applicable development plan, (b) making recommendations relating to the development or improvement of MLP’s operations and maintenance (including major maintenance) of its Properties, (c) the management and administration of any existing Contracts and liaising with any Affiliate or Third Party that is party to a material Contract with MLP and (d) complying with the agreements to which Services Provider is a party with respect to the Properties.  Subject to the limitations contained in this Agreement and as otherwise instructed at any time and from time-to-time by MLP, Services Provider shall act as operator of the operated Properties, and shall act on MLP’s behalf as a non-operator of the non-operated Properties.

Compliance with Existing Development Plans

Carry out or maintain any existing development plans with respect to the Properties, in accordance with any existing budgets with respect to such development plans, by assisting MLP with (i) advising MLP as to entering into Contracts and other obligations in accordance with the applicable development plans and any other contract as approved by MLP; (ii) making expenditures for supplies, materials, tools and equipment and contracting for services associated with the Properties and in accordance with the applicable development plan and budget to the extent Services Provider is paid for or timely reimbursed for expenditures; (iii) advising MLP as to contracting for all services associated with title review, obtaining environmental and other permits, surface preparation and the drilling, completion and physical operation of the Properties, in each case, in accordance with the applicable development plan and budget; and (iv) performing all actions necessary or appropriate to develop, engineer, manage, supervise, operate, maintain and repair the Properties, in each case, in accordance with any applicable development plan and budget.

{2133117;10}

[Exhibit A to Transition Services Agreement]

Liens	Assist MLP in keeping the Properties free and clear of all liens and encumbrances.
Lease Maintenance

Use reasonable commercial efforts to administer and maintain all Leases and shall use reasonable commercial efforts to notify MLP not later than ninety (90) days before the scheduled expiration of any Lease, that is not maintained in effect by production or otherwise, and that will expire absent either payment of the next ensuing delay rental (or advance royalty) payment or commencement of operations or other lease maintenance activities and provide a recommendation with respect to what lease maintenance activities should be utilized.  Services Provider shall carry out MLP’s instructions, if any, with respect thereto.  Unless MLP otherwise directs Services Provider within thirty (30) days of receipt of such notification from Services Provider, Services Provider shall implement its original recommendation with respect to such lease maintenance activities with respect to the Leases and Properties.

Identify, pay and appropriately invoice in accordance with Section 3.2, all rentals, shut-in payments and other payments required by the Leases or Contracts relating to the Properties including, without limitation, lease settlement, shut-in royalties, minimum royalties, payments in lieu of production, royalties, overriding royalties, production payments, net profit payments and all other burdens that are associated with the ownership and operation of the Properties.

Recommendations

On any matter proposed by any Affiliate or Third Party under any Operating Agreement or otherwise requiring the expenditure, net to MLP’s interest in the Properties, of an amount in excess of $50,000, and requiring MLP’s consent, approval, participation, or election pursuant to an Operating Agreement, promptly following receipt by Services Provider, furnish MLP with (a) a copy of such proposal, together with all authorizations for expenditure and other supporting material, and (b) a statement of Services Provider’s recommendation on such matter.  Services Provider shall follow MLP’s direction with respect to any such decision.

Routine Operations	Act for and on behalf of MLP with respect to routine day-to-day administration and management of the Properties.
Technical Advice

Upon request, to the extent payment therefor to Services Provider is provided in the Budget, furnish qualified geologists, geophysicists, and petroleum engineers currently on Services Provider’s or its Affiliates’ staff, to evaluate and analyze the results of any drilling, testing, logging, or other operations on any lands constituting part of the Properties or pooled, unitized, or communitized with such land, advise MLP with respect thereto, and recommend for or against other operations based thereon.  MLP, in its reasonable discretion, shall have the right to designate certain technical consultants to work at Services Provider’s office.

[Exhibit A to Transition Services Agreement]

Regulatory Compliance

Prepare, apply for, submit, file, receive, hold, use, abandon, and/or relinquish, as appropriate, all routine, non-tax registrations, permits, reports, statements, certificates, applications, and filings with Governmental Authorities and other persons that are contemplated by, or are required in connection with, the activities described in the development plan and budget or are required by applicable Law in connection with the Properties, including, without limitation, drilling permits, and production reports.  In the case of any of the foregoing activities that must be performed by MLP directly, Services Provider shall notify MLP of such obligation and assist MLP in such performance.

Marketing

Upon the request of MLP, assist MLP in producing, treating, storing, transporting, and marketing production attributable to any Property, and collecting the proceeds thereof, including balancing receivables; solicit, negotiate, and receive offers to purchase such production; recommend acceptance or rejection of such offers; furnish to MLP following receipt by Services Provider proposed purchase contracts and division or transfer orders for execution; recommend actions with respect to production, treatment, storage, and transportation of such production; and carry out MLP’s instructions with respect to the foregoing.

Contracts

In each case, in accordance with the terms and conditions of this Agreement, including Section 2.3, (i) negotiate and administer on behalf of MLP, and discuss with MLP whether to enter into, Contracts;  and (ii) maintain, materially comply with (to the extent within the control of Services Provider) and enforce (subject to obtaining MLP’s approval prior to instigating any suit or proceeding on behalf of MLP) on behalf of MLP, all Contracts that (1) are entered into by MLP at Services Provider’s direction or otherwise, if such Contract has been provided to Services Provider, and (2) relate to the Properties or to Services Provider’s fulfillment of its obligations under Section 2.1.

Cessation of Production

Notify MLP promptly when, in Services Provider’s opinion, any Well, including a new Well, located on the Properties, or lands pooled or unitized therewith, has ceased producing in paying quantities or appears likely to cease producing in paying quantities (to the extent possible) within ninety (90) days, and recommend to MLP whether, in Services Provider’s opinion, it is in MLP’s best interests that any action should be taken with respect thereto (including, without limitation, the drilling of any new well, or the reworking, deepening, recompletion, or sidetracking of the existing well, shutting in or plug and abandon), and carry out the instructions of MLP with respect thereto.

[Exhibit A to Transition Services Agreement]

Joint Account

Upon receipt by Services Provider and consistent with prudent industry practices, review for accuracy all invoices, statements, charges against, credits to, and other matters relating to the joint account under applicable accounting procedures pertaining to the Properties; advise and assist MLP in connection therewith; and handle and investigate any audits, claims, demands, and other matters arising with respect to any such joint account.

Maintenance of Records, Etc.

Preserve, protect, and maintain books and records in accordance with industry practice and Section 8.3 of the Agreement; promptly and routinely enter and/or deposit in the records all documents, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Properties as they are received by or become available to Services Provider; on request by MLP, at MLP’s expense and in accordance with the terms of the Agreement, prepare and deliver to MLP copies of all or any information, data, or materials in the records and pertaining to the Properties in possession of Services Provider or its Affiliates; on expiration or termination of this Agreement, deliver to MLP at MLP’s expense the original books and records.   For the avoidance of doubt, such books and records shall also include (a) copies of all logs and surveys furnished by the operators of the Properties; (b) regular drilling, workover or similar operations reports furnished by the operators of Properties; (c) copies of all plugging reports; (d) copies of all geological and geophysical maps and reports; (e) well tests, completion and similar operations reports furnished by the operator(s) of the Properties; (f) if prepared, engineering studies, development schedules and annual progress reports on development projects; (g) field and well performance reports, including reservoir studies and reserve estimates; (h) Lease documents, contracts, agreements, title instruments and title files; and (i) such additional information as request would be maintained by a reasonably prudent operator.

Information

Use its reasonable commercial efforts to inform MLP regularly about the status of all undertakings under this Agreement; furnish to MLP any data, maps, records, files, and other information as MLP may from time to time reasonably request with respect to the Properties; on reasonable advance notice, make available the employees, subcontractors or agents of Services Provider to consult with MLP or MLP’s employees, agents or representatives in periodic meetings or otherwise; provided Services Provider shall be provided an opportunity to participate in all meetings and calls relating thereto and shall be copied on all material correspondence and other written material relating thereto; and, on request and reasonable advance notice, prepare and deliver to MLP such financial, technical, or other reports pertaining to the Properties as MLP may reasonably request, including, without limitation, well-by-well reports of production, provided such information is reasonably available to Services Provider.

Division and Transfer Orders

Prepare for MLP’s signature all division orders and transfer orders and provide assistance in processing any of the same necessary to implement the disbursement of gross revenues as provided in this Agreement.  Upon receipt of executed division orders, Services Provider shall deliver such orders to the appropriate Person distributing proceeds of production, and shall perform whatever additional acts are necessary to transfer title.

[Exhibit A to Transition Services Agreement]

Funds and Funds Management

Supervise all disbursements from, and to the extent of the availability of, funds received on behalf of or provided by MLP necessary to pay its debts and obligations and assist MLP with depositing, withdrawing and maintaining funds provided by MLP or its members, in banks, savings and loan associations or other financial institutions. Services Provider shall not under any circumstances commingle any funds received for MLP or held for the account of MLP with Services Provider 's or any of its Affiliates’ or Third Party’s funds.

Tax and Accounting Services

(a) provide and oversee financial and tax reporting and cash management services, (b) monitor MLP’s compliance with its debt and financing documents, (c) assist MLP in the preparation of all audited financials with respect to the Properties and the business of MLP, and (d) perform such other accounting services as MLP may reasonably request.

Safety

Take customary measures in the industry consistent with the standards set forth in Section 2.2 for the protection of life, health, the environment and property in the case of an emergency.  Services Provider shall maintain written health, safety and environmental policies, programs and systems covering operation of the Properties that conform in all material respects with applicable industry standards, a copy of which will be made available to MLP upon reasonable notice.

Supervision	Provide supervisory services for MLP or MLP’s contractors and operators in connection with the operation of MLP’s business and the ownership and operation the Properties.
IT Services

Maintain information technology that is reasonably necessary to perform the Services including (a) the management and maintenance of computer networks and databases and technology systems associated with the Properties and related financial records and (b) the maintenance of existing security policies and systems for the computer databases and technology systems holding the data of MLP.

Technical Evaluation

Provide technical, geological, petroleum engineering and related evaluations that are necessary or appropriate to perform the Services, but Services Provider shall not be obligated to evaluate proposed acquisitions or divestitures of oil and gas properties by MLP

Releases	After providing written notice to MLP, report any spill or environmental release to the appropriate state or federal regulatory agencies as required by Law.
Transition Matters

Provide certain services reasonably sufficient to enable MLP (or its designee) to establish operations and assume the functions included within the “Services,” including providing reasonable assistance to MLP in modifying automated control equipment to allow MLP (or its designee) to operate the Properties in a manner consistent with their current operations.

[End of Exhibit A]

[Exhibit A to Transition Services Agreement]

Exhibit B

BUDGET

June 2020 Budget

June JIB $ 2,250,000*

G&A Salaries$    406,462

G&A Fixed Assets$        7,500

G&A Allocated$      81,925

Management Fee 8%$   219,910*

June Budget$2,965,797

* The June JIB does not include COPAS indirect charges, which are being replaced by the Management Fee.  The 8% Management Fee applies to the amounts charged under this Agreement and the amounts charged under the Operating Agreements.

[Exhibit B to Transition Services Agreement]